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                          [Simpson Thacher & Bartlett]

                                                         May 31, 2001


Cohen & Steers Total Return Realty Fund, Inc.
757 Third Avenue
New York, New York 10017

Ladies and Gentlemen:

         We have acted as counsel to Cohen & Steers Total Return Realty Fund, Inc., a closed-end management investment company organized as a Maryland corporation (the "Company"), in connection with an Agreement and Plan of Reorganization (the "Agreement"), dated as of March 30, 2001, between the Company and Cohen & Steers Realty Income Fund, Inc. ("Realty Income Fund"), a closed-end management investment company organized as a Maryland corporation, pursuant to which the Company will acquire all of the assets and liabilities of Realty Income Fund in exchange for shares of common stock, $.001 par value, of the Company and cash in lieu of any fractional Shares, which will then be distributed to the holders of common stock, $.01 par value, of Realty
Income Fund.

         We have examined (i) the Registration Statement on Form N-14 (File
No. 333-56510) filed by the Company under the Securities Act of 1933, as amended (the "Act") and the Investment Company Act of 1940, as it became effective under the Act (the "Registration Statement") (ii) the Registration Statement on Form N-14 filed by the Company pursuant to Rule 462(b) under the rules and regulations of the Securities and Exchange Commission on Form N-14 (the "Rule 462(b) Registration Statement" and together with the Registration Statement, the "Registration Statements") under the Act, (which, pursuant to Rule
462 thereof, incorporates by reference the Registration Statement) relating to 150,000 shares of common stock, $.001 par value, of the Company, (the "Shares") with respect to the Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.




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Exhibit 5 Opinion
Counsel to the Issuer
Common or Preferred Stock--Primary Offering
Page 2



         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued pursuant to the Agreement and the Articles of Transfer and in the manner described in the Registration Statements, the Shares will be validly issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

         Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable, Baetjer and Howard, LLP, dated the date hereof.

         We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the law of the State of Maryland.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statements and to the use of our name under the caption
"Legal Matters" in the Prospectus included in the Registration Statement.


                                                 Very truly yours,



                                                 SIMPSON THACHER & BARTLETT